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

----------                      UNITED STATES SECURITIES AND EXCHANGE COMMISSION                  ----------------------------------
  FORM 4                                 Washington, D.C.  20549                                                OMB APPROVAL
----------                                                                                        ----------------------------------
[_] Check this box if no longer                                                                     OMB Number:          3235-0287
    subject to Section 16. Form 4 or    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                Expires:   January 31, 2005
    Form 5 obligations may continue.                                                                Estimated average burden
    See Instruction 1(b).                                                                           hours per response...........0.5
                                                                                                  ----------------------------------
                               Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility  Holding Company
(Print or Type Responses)    Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person*  2. Issuer Name and Ticker or Trading Symbol         6. Relationship of Reporting Person(s)
                                                                                                  to Issuer (Check all applicable)

   Giordano       Andrew             A.         Jos. A. Bank Clothiers, Inc. (JOSB)             XX    Director       _____ 10% Owner
                                                                                              ------
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   (Last)        (First)        (Middle)  3. I.R.S. Identification        4. Statement for    ______  Officer (give  _____ Other
                                                    Number of Reporting       Month/Year                      title         (specify
                The Giordano Group                  Person, if an entity        August 2002                  below)           below)
                   P.O. Box 2383                    (voluntary)                                     _____________________
----------------------------------------                                  ---------------------------------------------------------
                 (Street)                                                 5. If Amendment,    7. Individual or Joint/Group Filing
                                                                             Date of Original    (Check Applicable Line)
   Arlington,       VA           22202                                      (Month/Year)          X  Form filed by One Reporting
                                                                                                 ---- Person
                                                                                                 ____Form filed by More than
                                                                                                     One Reporting Person
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    (City)       (State)         (Zip)
                                                                  Table I -- Non-Derivative Securities Acquired, Disposed of, or
                                                                  Beneficially Owned
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
1. Title of Security                      2. Trans-  3.  Trans-   4. Securities Acquired (A) 5. Amount of    6. Ownership 7.Nature
   (Instr. 3)                                action      action      or Disposed of (D)         Securities      Form:       of
                                             Date        Code        (Instr. 3, 4 and 5)        Beneficially    Direct      Indirect
                                                         (Instr.8)                              Owned at        (D) or      Bene-
                                             (Month/                                            End of          Indirect    ficial
                                                                                                                            Owner-

                                                     ----------------------------------------
                                             Day/
                                             Year)   Code    V       Amount   (A) or  Price      Month           (I)        ship
                                                                              (D)                (Instr.3        (Instr.    (Instr.
                                                                                                  and 4)          4)         4)
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Common Stock, $.01 par value                 8/26/02  P               800         A    19.50     11,735            D
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                                                                                                                              (Over)

Reminder: Report on a separate line for each class of securities benefically owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)
(v).
                 Potentials persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number

                  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                         (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of  Derivative Security  2.Conver-  3.Trans-    4. Trans-     5. Number of Deriv-    6. Date Exerc-
   (Instr. 3)                       sion or    action       action        ative Securities       isable and
                                    Exercise   Date         Code          Acquired (A) or        Expiration
                                    Price of   (Month/    (Instr. 8)      Disposed of (D)        Date
                                    Deriv-     Day/                       (Instr. 3, 4 and 5)    (Month/Day/
                                    ative      Year)                                             Year)
                                    Security





                                                         ----------------------------------------------------------
                                                                                              Date       Expira-
                                                                                              Exer-      tion
                                                         Code     V       (A)       (D)       cisable    Date



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
Director Stock Option              $14.34    8/01/02     A               1,000                8/1/02     8/1/12
Right to Buy


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
---------------------------------------------------------------------------
 7. Title and Amount of  8. Price     9.Number    10.Owner-   11.Nature
    Underlying              of          of deriv-    ship        of
    Securities              Deriv-      ative        Form of     Indirect
    (Instr. 3 and 4)        ative       Secur-       Deriv-      Benefi-
                            Secur-      ities        ative       cial
                            ity         Bene-        Security    Owner-
                            (Instr. 5)  ficially     Direct      ship
                                        Owned        (D) or      (Instr. 4)
                                        at End       Indirect
                                        of           (I)
                                        Month        (Instr. 4)
                                        (Instr. 4)
------------------------
               Amount
               or
    Title      Number
               of
               Shares

---------------------------------------------------------------------------

  Common       1,000                   28,000         D
  stock
  $.01, par
  value
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

Explanation of Responses:




** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
    See 18 U.S.C 1001 and 15 U.S.C. 78ff(a).

/s/ Andrew A. Giordano                         8/28/02
_________________________________         _________________
** Signature of Reporting Person                 Date
Andrew A. Giordano


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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